Exhibit 99.

Pacific Select Fund and Pacific Life Funds

(as revised 12/04/07, 01/04/10, and 01/01/11)

Code of Ethics for Principal Officers

I.        Covered Officers/Purpose of the Code

This code of ethics (the “Code”) for Pacific Select Fund and Pacific Life Funds (each a “Fund” and together the “Funds”) applies to the Fund’s Chief Executive Officer, President, Treasurer and Principal Financial & Accounting Officer (the “Covered Officers” each of whom are set forth in Exhibit A) for the purpose of deterring wrongdoing and promoting:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•

full, fair, accurate, timely and understandable disclosure in reports and documents that a registrant files with, or submits to, the Securities and Exchange Commission (“SEC”) and in other public communications made by the Company;

•	compliance with applicable laws and governmental rules and regulations;

•	the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	accountability for adherence to the Code.

Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest.

II.        Covered Officers Should Handle Ethically Actual and Apparent Conflicts of Interest

A “conflict of interest” occurs when a Covered Officer’s private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position in a Company.

Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (“Investment Company Act”) and the Investment Advisers Act of 1940 (“Advisers Act”). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as “affiliated persons” of the Fund pursuant to Section 17 of the Investment Company Act. The compliance programs and procedures of the Fund and Pacific Life Fund Advisors LLC (“PLFA”), the Fund investment adviser (the “Adviser”), are designed to prevent, or identify and correct, violations of these provisions. The Code does not, and is not intended to, repeat or replace these programs and procedures, and such conflicts fall outside of the parameters of the Code.

Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Adviser of which the Covered Officers may also be officers. As a result, the Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both), be involved in establishing policies and implementing decisions which will have different effects on the Adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Funds and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Funds and, if addressed in conformity with the provisions of the Investment Company Act and the Advisers Act, will be deemed to have been handled ethically. In addition, it is recognized by the Board of Trustees of the Funds (the “Board”) that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.

Other conflicts of interest are covered by the Code, even if such conflicts of interest are not subject to provisions in the Investment Company Act and the Advisers Act. In reading the following examples of conflicts of interest under the Code, Covered Officers should keep in mind that such a list cannot ever be exhaustive by covering every possible scenario. It follows that the overarching principle is that the personal interest of a Covered Officer should not be placed improperly before the interest of the Funds.

Each Covered Officer must:

•

not use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Funds whereby the Covered Officer would benefit personally to the detriment of the Funds;

•	not cause the Funds to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Funds;

•

not use material non-public knowledge of portfolio transactions made or contemplated for the Funds to trade personally or cause others to trade personally in contemplation of the market effect of such transactions;

•	report at least annually any directorships or other affiliations with other public companies.

There are some conflict of interest situations that must be approved by the general counsel of the Adviser (the “General Counsel”) (see Exhibit A).

Examples of these include:

•	service as a director on the board of any public company;

•

the receipt of any entertainment from any company with which the Funds has current or prospective business dealings unless such entertainment is business-related, reasonable in cost, appropriate as to time and place, and not so frequent as to raise any question of impropriety;

•

any ownership interest in, or any consulting or employment relationship with, any of the Funds’ service providers, other than its Adviser, principal underwriter, administrator or any affiliated person thereof;

•

a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Funds for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer’s employment, such as compensation or equity ownership.

In addition, Covered Officers should refrain from accepting gifts of more than a de minimis value from providers of goods and services to the Funds.

III.        Disclosure & Compliance

•	Each Covered Officer should familiarize himself with the disclosure requirements generally applicable to the Funds;

•

each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Funds to others, whether within or outside the Funds, including to the Board and the auditors of the Funds, and to governmental regulators and self-regulatory organizations;

•

each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Funds and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Funds files with, or submits to, the SEC and in other public communications made by the Funds; and

•	it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.        Reporting and Accountability

Each Covered Officer must:

•	upon adoption of the Code, affirm in writing to the Board that s/he has received, read, and understands the Code (see Exhibit B);

•	annually thereafter affirm in writing to the Board that s/he has complied with the requirements of the Code (see Exhibit C );

•	not retaliate against any Covered Officer or employee of the Funds or their affiliated persons for reports of potential violations that are made in good faith; and

•	notify the General Counsel promptly if s/he knows of any violation of the Code. Failure to do so is itself a violation of the Code.

The General Counsel is responsible for applying the Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. However, any approvals or waivers sought by a Covered Officer will be considered by the Independent Trustees of the Board.

The Funds will follow these procedures in investigating and enforcing the Code.

•	the General Counsel will take all appropriate action to investigate any potential violations reported to him or her;

•	if, after such investigation, the General Counsel believes that no violation has occurred, no further action is required;

•	any matter that the General Counsel believes is a violation, will be reported to the Independent Trustees of the Board;

•

if the Independent Trustees of the Board concur that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer from the Funds;

•	the Independent Trustees of the Board will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of the Code will, to the extent required, be disclosed as provided by SEC rules.

V.        Other Policies and Procedures

The Code shall be the sole code of ethics adopted by the Funds for purposes of section 406 of the Sarbanes-Oxley Act and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Funds, the Adviser or principal underwriter, govern or purport to govern the behavior or activities of the Covered Officers who are subject to the Code, they are superceded by this Code to the extent that they overlap or conflict with the provisions of the Code. The Funds’ and its Adviser’s and principal underwriter’s codes of ethics under Rule 17j-1 under the Investment Company Act and the investment adviser’s more detailed policies and procedures set forth in the code of ethics contained in the employee handbook are separate requirements applying to the Covered Officers and others, and are not part of the Code. Thus Covered Officers may be required to complete similar forms and provide similar information for more than one code of ethics.

VI.        Amendments

Except as to the Exhibits, the Code may not be amended except in written form, which must be specifically approved or ratified by a majority vote of the Board, including a majority of independent trustees.

VII.        Confidentiality

All reports and records prepared or maintained pursuant to the Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or the Code, such matters shall not be disclosed to anyone other than the appropriate Independent Trustees of the Board and their counsel and counsel to the Funds.

VIII.        Internal Use

The Code is intended solely for the internal use by the Funds and does not constitute an admission, by or on behalf of the Funds, as to any fact, circumstance, or legal conclusion.

Date: October 28, 2003

Exhibit A

Effective January 1, 2011:

A.    Persons Covered by this Code of Ethics

Name	Title with the Funds
Mary Ann Brown	Chief Executive Officer President
Brian D. Klemens	Treasurer

B.    General Counsel

Name	Title with the Adviser
Sharon A. Cheever	Senior Vice President and General Counsel

Exhibit B

PACIFIC SELECT FUND

AND

PACIFIC LIFE FUNDS

CODE OF ETHICS FOR PRINCIPAL OFFICERS

I have read and understand the Code of Ethics for Principal Officers for Pacific Select Fund and Pacific Life Funds and recognize that it applies to me.

Date:
Signature

Exhibit C

PACIFIC SELECT FUND

&

PACIFIC LIFE FUNDS

ANNUAL CODE OF ETHICS CERTIFICATION

FOR PRINCIPAL OFFICERS

I have read and understand the Code of Ethics for Principal Officers for Pacific Select Fund and Pacific Life Funds and recognize that it applies to me. To the best of my knowledge, for the prior year, I have not violated any of the provisions thereof, and I have disclosed, reported or caused to be reported all necessary transactions.

Date:
Signature